EXHIBIT 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Monday, March 3, 2008

APOGEE NAMES GREGORY SILVESTRI EXECUTIVE VICE PRESIDENT

MINNEAPOLIS, MN (March 3, 2008) – Apogee Enterprises, Inc. (Nasdaq: APOG), which provides distinctive value-added glass solutions for the architectural and picture framing industries, today announced that Gregory A. Silvestri has been promoted to executive vice president responsible for the company’s largest business, Viracon, as well as execution of certain strategic initiatives. Since joining the company in August 2007, Silvestri, 47, has been senior vice president, operations at Apogee’s Viracon architectural glass business.

“Greg brings to my leadership team extensive operations and international experience, two areas of expertise important to the continued profitable growth of Apogee,” said Russell Huffer, Apogee chairman and chief executive officer. “In his Viracon role, he successfully focused on ensuring all three Viracon facilities utilize best practices that encompass the experience of our operators as well as technology to maximize operations in our leading business.

“As he moves to Apogee, he’ll continue to provide leadership to Viracon operations as he assumes overall responsibility for that business, while taking on corporate strategic initiatives to grow Apogee and improve shareholder value.”

During his 25-year career, Silvestri has gained broad management expertise in the building materials industry, and manufacturing and international operations. He has also been responsible for strategy, and mergers and acquisitions, and has gained experience with Wall Street and investors.

Silvestri most recently was with Plug Power Inc., a fuel cell company, from 1999 to 2007, where he served as president since 2006. From 1991 to 1999, he was with St. Gobain’s coated abrasives business, which manufactures products used for machine sanding, polishing and grinding. While with St. Gobain, he had general management responsibilities, which included several operating companies in Asia from 1994 to 1997. Prior experience includes consulting with McKinsey & Company and sales for Hewlett-Packard.

He has an MBA from the University of Virginia and a bachelor’s degree in chemical engineering from Princeton University.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

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Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

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Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and a producer of optical thin film coatings for consumer electronics displays.

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